PRESS RELEASE:

For further information, contact:

At the Company:                          Investor Relations:
Airtrax                                  The Equity Performance Group
Robert M. Watson, CEO                    Gary Geraci
856-232-3000                             617-723-2373
http://www.airtrax.com                   gary@equityperfgp.com
                                         http://www.equityperformancegroup.com

FOR IMMEDIATE RELEASE:

                  Airtrax Closes $3.2 Million Dollar Financing
      --Cash Infusion to Facilitate Advances in R&D and Marketing Plans --

Blackwood, New Jersey: February 21, 2006 -- Airtrax, Inc. (OTCBB: AITX), a developer of patented, Omni-Directional technology with military and commercial applications, announced today that the Company has completed a private placement offering for aggregate gross proceeds of $3,219,000. Full details of the financing can be found in a Current Report on Form 8-K filed today and available at www.sec.gov.

Under the terms of the financing, the Company has issued investors $3,734,040 in secured debentures which are convertible into shares of common stock, at a price of $0.45 per share. The debentures mature on February 20, 2009 and the Company may redeem the debentures, at its discretion, at a price equal to 150% of the principal amount balance, subject to certain equity conditions being met. Investors were also issued warrants to purchase shares of common stock at exercise prices ranging from $.54 to $1.25 per share.

"With investment funds being received, I believe that the implementation of our new business plan will be greatly facilitated," stated Airtrax's Chief Executive Officer, Robert Watson. "I believe the generation of new distribution channels, the heightening of our marketing presence with existing and potential customers, and the leveraging of our premium supplier relationships, will all be positively impacted by this transaction."

Mr. Watson continued, "We have been investing in the human resources of our company and our objective in this area is to continue to make additional key technical and managerial hires this year. We are also investing in and conducting critical and in-depth market research to identify those markets where new applications of our Omni-Directional technology will result in the highest rates of return. We believe that our prior development efforts are continuing to produce results, as seen in our progress in delivering a demonstration prototype of the Omni-Directional equipment handler vehicle in April to the Israeli Air Force. We still anticipate the availability of our new product, the KING COBRA(TM) Aerial Work Platform, for sales and distribution in the second half of 2007. We are also working to expand our nationwide distribution footprint and the creation of working relationships that will ensure efficient, cost-effective production capabilities for Airtrax. Our goal is to achieve an optimal balance between the investment in revenue generating production and the continuous development of new technology."

First Montauk Securities Corp., an NASD member firm, acted as selling agent for the transaction. Representing the Company in this transaction was Sichenzia Ross Friedman Ference LLP.

About Airtrax, Inc.:
A U.S.-based developer of Omni-Directional technology, Airtrax designs and manufactures Omni-Directional vehicles. The Airtrax patented wheel was designed and developed by Airtrax after receiving a technology transfer from the US Navy in the form of a Cooperative Research and Development Agreement (CRADA).

The SIDEWINDER(TM) Lift Truck, MP2 Equipment Handlers, and the Airtrax COBRA(TM) aerial work platforms (AWPs) are the first Omni-Directional vehicles using Omni-Directional technology and the patented Airtrax wheel to be commercially produced. The nearly maintenance-free drive system design reduces maintenance costs, delivering cost efficiencies to companies both large and small. The Airtrax patented Omni-Directional wheel is manufactured exclusively for Airtrax vehicles.

Airtrax has developed business partnerships, received orders, and shipped SIDEWINDER trucks to California, Wisconsin, Arkansas, Ohio, New Jersey, Kentucky, Florida, and Pennsylvania in the United States, and internationally to the United Kingdom, Japan, Spain, Panama, New Zealand, Canada, and South Africa.

For more information and to view a must-see product demonstration, visit www.airtrax.com or http://www.equityperformancegroup.com/clients_airtrax.php.


The Private Securities Litigation Reform Act of 1995 provides a "Safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involved risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission. Customers of the SIDEWINDER mentioned in this release may own shares of Airtrax's stock or may own shares in the future.

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